PERFORMANCE SHARE AWARD AGREEMENT
This Performance Share Award Agreement (this “Agreement”), dated as of the [ ] day of [ ], 20[ ] (the “Grant Date”), is between AngioDynamics, Inc., a Delaware corporation (“AngioDynamics” or the “Company”), and the “Participant,” an employee of the Company or any of its Affiliates or Subsidiaries and whose name appears on the signature page hereto. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in Appendix A to this Agreement or the AngioDynamics 2020 Stock and Incentive Award Plan, as amended (the “Plan”), as applicable.
Overview of Your Award
Target Amount of Performance Shares: [ ] shares.
Performance Period: [ ], 20[ ] to [ ], 20[ ].
Peer Group: Set forth on Appendix A.
1.Grant and Acceptance of Performance Shares. Effective as of the Grant Date, the Company hereby grants to the Participant a Performance Share Award (the “Performance Shares”), subject to the terms and conditions set forth in this Agreement and the Plan, with respect to [insert applicable number of shares] shares (the “Target Amount”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). This grant of Performance Shares shall not confer any right to the Participant (or any other participant) to be granted any Performance Shares in the future.
2.Eligibility Conditions upon Performance Shares. The Participant hereby acknowledges that the vesting of any of the Performance Shares (and delivery of shares of Common Stock with respect to any such vested Performance Shares) is subject to certain eligibility, performance and other conditions set forth herein and in the Plan. Except as otherwise provided in Section 7 of this Agreement, all shares of Common Stock in respect of Performance Shares that vest pursuant to the terms of this Agreement and the Plan shall be issued to the Participant as soon as practicable (and in all events within sixty (60) days) after the end of the Performance Period, and no shares of Common Stock in settlement of vested Performance Shares shall be issued to the Participant prior to the end of the Performance Period.
3.Satisfaction of Performance-Based Conditions. Subject to Sections 5, 6, 7(a) and 7(b) of this Agreement, the Performance Shares will be eligible to vest if and only if the performance conditions established in this Section 3 with respect to such Performance Shares are satisfied. Vesting of Performance Shares is based upon the performance of the Company with respect to the performance targets (as set forth below) for the Performance Period.
(a) Performance Shares. Subject to Sections 3(b), 5, 6, 7(a) and 7(b) of this Agreement, the Target Amount of Performance Shares will be eligible to vest based on achievement of [insert applicable performance conditions (which may be, without limitation, objective, subjective, based on Company-wide or individual metrics, or any combination thereof)].
(b) [if grant includes a total shareholder return modifier, include the following:][TSR Modifier; Total Performance Shares Eligible to Vest. Notwithstanding the performance criteria set forth in Section 3(a) above, the vesting of the Performance Shares is further subject to achievement of [insert total shareholder return modifier conditions].

(c) Forfeiture Upon Failure to Satisfy Performance Conditions; Clawback. For the avoidance of doubt, any Performance Shares for which the applicable performance conditions are not satisfied in accordance with this Section 3 shall be automatically forfeited by the Participant without consideration at the end of the Performance Period (or, if earlier, the date of termination in the circumstances described in Section 6). Without limitation of Section 13(l) of the Plan, the Performance Shares and any Common Stock that may be issued with respect to the Performance Shares shall be subject to any recovery, recoupment, clawback, and/or other forfeiture policy maintained by the Company or its Subsidiaries or Affiliates from time to time.
(d) Board Determinations Binding; Adjustments to Performance Goals. Without limitation of Section 12(b) of the Plan, all determinations and interpretations of the terms of this Agreement and the Plan (including, without limitation, all calculations regarding the determination of the level of achievement of any of the performance targets set forth herein) shall be made by the Board (or the Committee, as applicable) in its sole discretion, and shall be final, binding, and conclusive on the Company, its Subsidiaries and Affiliates, and the Participant (and each of their successors and assigns). Notwithstanding anything to the contrary set forth in this Agreement, the Board (or the Committee, as applicable) may modify the performance goals described in this Section 3 (including, without limitation, any of the definitions or formulas set forth on Appendix A) in any manner that the Board (or the Committee, as applicable) deems appropriate in its sole discretion to preserve the intended benefits of this Agreement, in each case to account for the impact of events that the Board (or the Committee, as applicable) deems appropriate, including, but not limited to, mergers, acquisitions, divestitures, licensing arrangements, accounting changes, currency fluctuations, financing activities, expenses for restructuring, and other extraordinary items, whether with respect to the Company, any member of the Peer Group, or otherwise.
4. Participant’s Rights in Common Stock. The shares of Common Stock, if and when issued hereunder upon the vesting of any Performance Shares, shall be registered in the name of the Participant and evidenced in the manner as the Company may determine. During the period prior to the issuance of Common Stock, the Participant will have no rights of a stockholder of the Company with respect to the Common Stock underlying the Performance Shares, including no right to receive dividends or vote the shares of Common Stock underlying the Performance Shares.
5. Death; Retirement; Disability. In the event that the Participant’s employment with the Company or any of its Subsidiaries or Affiliates is terminated due to death, Retirement, or Disability, in each case on or after the Grant Date, but prior to the end of the Performance Period, the Performance Shares shall remain eligible to vest following the end date of the Performance Period; however, except as set forth in Section 7 of this Agreement, the Participant shall only be eligible to vest in a prorated portion of the Total Eligible Performance Shares calculated in accordance with Section 3 of this Agreement based on the Participant’s months of service (rounded to the nearest whole month) with the Company (or any of its Subsidiaries or Affiliates) during the Performance Period prior to the date of such termination. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
6. Other Terminations of Employment -- Eligibility Conditions. Except as set forth in Sections 5 or 7, vesting in any of the Total Eligible Performance Shares is expressly conditioned upon the Participant’s continuous employment with the Company or any of its Subsidiaries or Affiliates through the last day of the Performance Period. If the Participant’s employment with the Company and its Subsidiaries or Affiliates is terminated or the Participant separates from the Company and its Subsidiaries or Affiliates for any reason other than death, Retirement, or Disability, in each case prior to the end of the Performance Period (and unless Section 7 applies), the Performance Shares shall immediately terminate for no consideration and no shares of Common Stock shall be issued in respect thereof, regardless of whether any of the performance conditions in Section 3 of this Agreement would have otherwise been satisfied.
7. Change in Control. Notwithstanding anything to the contrary in this Agreement:
(a) in the event of a Change in Control on or after the Grant Date (other than for the reasons expressly covered by Section 5 of this Agreement), treatment of Performance Shares shall be subject to the terms of Section 9 of the Plan; and
(b) in the event the Participant’s employment with the Company or any Subsidiary or Affiliate terminates due to one of the reasons expressly covered by Section 5 of this Agreement and a Change in Control of the Company occurs subsequent to such a termination of employment (but during the Performance Period), the prorated vesting provided for in Section 5 shall be based on 100% of the Target Amount instead of on the Total Eligible Performance Shares calculated in accordance with Section 3 of this Agreement.
8. Consideration for Stock. The shares of Common Stock underlying the Performance Shares that are issued pursuant to this Agreement will be issued for no cash consideration.
9. Issuance of Stock. The Company shall not be obligated to issue any shares of Common Stock underlying the Performance Shares that become vested pursuant to the terms of this Agreement until (i) all federal and state laws and regulations as the Company may deem applicable have been complied with; (ii) the shares have been listed or authorized for listing upon official notice to the Nasdaq Global Select Market (or such other U.S. national securities exchange) or have otherwise been accorded trading privileges; and (iii) all other legal matters in connection with the issuance and delivery of the shares have been approved by the Company’s legal department.
10. Tax Withholding. The Participant acknowledges that he or she shall be responsible for the payment of any taxes of any kind required by any national, state or local law to be paid with respect to the award of Performance Shares or the shares of Common Stock to be delivered hereunder, including, without limitation, the payment of any applicable withholding, income, social and similar taxes or obligations. The Participant further acknowledges that neither the Company nor any of its Subsidiaries or Affiliates (1) makes any representations or undertakings regarding the treatment of any tax-related matters in connection with any aspect of this Agreement, including the grant of the Performance Shares, the vesting of any of the Performance Shares, or the issuance of shares of Common Stock hereunder, the subsequent sale of any shares of Common Stock acquired hereunder and the receipt of any dividends (if applicable); or (2) commits or is under any obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate the Participant’s liability for tax-related matters or achieve any particular tax result. Further, if the Participant becomes subject to tax and/or social security contributions in more than one jurisdiction between the Grant Date and the date of any relevant taxable, tax and/or social security contribution withholding event, as applicable, the Participant acknowledges that the Company (or any of its Subsidiaries or Affiliates) may be required to withhold or account for tax-related matters in more than one jurisdiction. Prior to any relevant taxable, tax and/or social security contribution withholding event, the Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all tax-related matters. In this regard, the Participant authorizes the Company (or its applicable Subsidiary or Affiliate), at its sole discretion, to satisfy the obligations with respect to tax-

related matters by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to him or her by the Company or any of its Subsidiaries or Affiliates; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired hereunder, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (iii) withholding in shares of Common Stock to be issued hereunder. The Company (or its applicable Subsidiary or Affiliate) will withhold or account for tax-related matters by considering applicable maximum statutory withholding amounts or other applicable withholding rates. If the obligation for tax-related matters is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the Performance Shares, notwithstanding that a number of the shares of Common Stock that would otherwise be delivered to the Participant is held back solely for the purpose of paying any taxes of any kind due as a result of any aspect of the Participant’s holding of these Performance Shares. Finally, the Participant shall pay to the Company (or at the Company’s direction, its applicable Subsidiary or Affiliate) the amount of taxes of any kind that the Company (or such applicable Subsidiary or Affiliate) may be required to withhold or account for as a result of Participant’s holding of these Performance Shares that cannot be satisfied by the means described in this Section 10. The Company may refuse to issue or deliver shares of Common Stock or the proceeds of the sale of shares of Common Stock to the Participant if the Participant fails to comply with Participant’s obligation in connection with any tax-related matters.
11. Compliance with Section 409A. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and the regulations promulgated thereunder (together, “Section 409A”). Accordingly, all provisions herein shall be construed and interpreted to comply with, or to be exempt from, Section 409A. This Agreement may be amended at any time by the Company, without the consent of the Participant, to avoid the application of Section 409A in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement shall provide a basis for any person to take action against the Company or any of its Subsidiaries or Affiliates based on matters covered by Section 409A, including the tax treatment of any amount paid or Performance Shares granted under this Agreement, and neither the Company nor any of its Subsidiaries or Affiliates shall under any circumstances have any liability to Participant or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A. Notwithstanding any provision to the contrary in this Agreement, if shares of Common Stock or other amounts become issuable or distributable under this Agreement by reason of the Participant’s “separation from service,” within the meaning of Section 409A, and the Participant is a “specified employee,” within the meaning of Section 409A, at the time of such “separation from service,” the shares of Common Stock shall not be issued or distributed to the Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death, if such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i). Upon the expiration of the applicable Section 409A(a)(2)(B)(i) deferral period, any shares of Common Stock underlying the Performance Shares issued pursuant to this Agreement, the delivery of which is deferred pursuant to this Section 11, shall be issued or distributed (without interest) to the Participant.
12. Recapitalization. Without limitation of Section 10 of the Plan, in the event there is any change in the Company’s Common Stock through the declaration of stock dividends or through recapitalization resulting in stock split-ups or through merger, consolidation, exchange of shares of Common Stock, or otherwise, the number and class of shares of Common Stock subject to the Performance Shares shall be equitably adjusted by the Company, in a manner determined in its sole discretion, to prevent dilution or enlargement of the benefits intended to be conferred by the Performance Shares under this Agreement.
13. Investment Intent; Unfunded Obligation. The Participant acknowledges that the acquisition of shares of Common Stock to be issued hereunder is for investment purposes without a view to distribution thereof. The Participant further acknowledges that the Performance Shares granted hereunder represent an unfunded, unsecured right to receive shares of Common Stock in respect of the Performance Shares that become vested in accordance with the terms of this Agreement, if any.
14. Limits on Transferability; Restrictions on Shares; Legend on Certificate. Until any shares of Common Stock have been issued in accordance with the terms of this Agreement or by action of the Board, the Performance Shares are not transferable and shall not be sold, transferred, assigned, pledged, gifted, hypothecated or otherwise disposed of or encumbered by the Participant. Transfers by the Participant of any shares of Common Stock delivered under this Agreement are subject to the Company’s Insider Trading Policy and applicable securities laws. Shares of Common Stock issued to the Participant in certificate form or to the Participant’s book entry account upon satisfaction of the vesting and other conditions of the Performance Shares may be restricted from transfer or sale by the Company and evidenced by stop-transfer instructions upon the Participant’s book entry account or restricted legend(s) affixed to certificates in the form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer.
15. Award Subject to the Plan. The Performance Shares granted pursuant to this Agreement are subject to the Plan. The terms and provisions of the Plan, as each may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and conditions of the Plan will govern and prevail. However, no amendment of the Plan after the date hereof may adversely alter or impair the issuance of the Common Stock underlying the Performance Shares to be made pursuant to this Agreement without the Participant’s consent.
16. No Rights to Continued Employment. This Agreement shall not confer upon the Participant any right to continuation of employment with the Company, its Subsidiaries or Affiliates, nor shall this Agreement interfere in any way with the Company’s (or its Subsidiaries’ or Affiliates’) right to terminate the Participant’s employment at any time with or without cause.
17. Legal Notices. Any legal notice necessary under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive offices of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
18. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York (without regard to the conflict of laws principles thereof) and applicable federal laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of New York and agree that such litigation shall be conducted only in the State of New York, or the federal courts for the United States for the Northern District of New York, and no other courts, where this Agreement is made and/or to be performed.
19. Amendment. Upon the approval of the Board in its sole discretion, the Board or the Committee may terminate, amend or modify this Agreement, provided, however, that, subject to Sections 3(d), 11 and

12 of this Agreement, no such amendment or modification of this Agreement may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent.
20. Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.
21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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This Agreement is being signed as of the Grant Date.

AngioDynamics, Inc.	Participant
By:	By:
Name:	Name:
Title:

APPENDIX A – CERTAIN DEFINITIONS AND CALCULATIONS
For purposes of this Agreement, the following terms have the meanings set forth below:
(a) Disability” means disability as determined by the Board in its sole discretion.
(b) Retirement” means retirement as determined by the Board in its sole discretion.

Schedule A

[insert applicable Peer Group]